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                                                                      Exh. 10.38

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement") is executed as of September 11, 2003, by and among PORT STOCKTON FOOD DISTRIBUTORS, INC., a California corporation, doing business as Craig & Hamilton ("Seller"), SMART AND FINAL STORES CORPORATION, a California corporation, who joins in this Agreement solely for the purpose of providing the representations and warranties contained in Article 4, the covenants in Sections 6.10 and 6.11, and the indemnity contained in Article 9 ("Stores") and PACIFIC FRESH SEA FOOD COMPANY, a California corporation ("Buyer").

                                    RECITALS

          A. Seller is engaged in the meat processing business under the name Craig & Hamilton (the "Business") at 640, 721 and 729 North Union Street, Stockton, California (the "Premises"); and

          B. Seller desires to sell to Buyer, and Buyer desire to purchase from Seller, substantially all of the assets used solely in connection with the Business, all on the terms and subject to the conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions hereinafter set forth, Seller and Buyer (collectively the "Parties" or individually each a "Party") agree as follows:

                                    AGREEMENT

1. PURCHASE AND SALE OF ASSETS

     1.1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller at the Closing (as defined in Section 3.2), all right, title and interest of Seller in and to the tangible and intangible property, other than the "Excluded Assets" identified in Section 1.2 hereof, used in connection with the Business, including, but not limited to, the following (collectively, the "Assets"):

          (a) All packaging/shipping inventory and supplies, including, but not limited to, the items set forth on Schedule 1.1(a) attached hereto;

          (b) All equipment, and all computer hardware and software systems, and other assets useful or desirable to the operation of the Business and located at the Premises, including, but not limited to, the items set forth on Schedule 1.1(b) attached hereto;

          (c) All of Seller's customer lists, accounts and all business intangibles, including the name "Craig & Hamilton," including, but not limited to, the items set forth on Schedule 1.1(c) attached hereto;

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          (d) All accounts receivable of Seller existing as of the Closing Date that are not inactive or currently in collection (the "Accounts Receivable"). The accounts receivable existing as of August 10, 2003 are set forth on Schedule 1.1(d) attached hereto;

          (e) The items of inventory of Seller existing as of the Closing Date. The items of inventory existing as of August 10, 2003 are set forth on the
Schedule 1.1(e) attached hereto; and

          (f) All building and leasehold improvements owned by Seller and located at the Premises as set forth in Schedule 1.1(f) attached hereto.

     1.2. Excluded Assets. Notwithstanding anything herein to the contrary, the following assets of Seller shall not be regarded as assets being purchased and sold pursuant to this Agreement and shall be excluded from the definition of "Assets" (such excluded assets shall be defined as the "Excluded Assets"):

          (a) Cash and cash equivalents on hand at the Closing;

          (b) Seller's business and financial records not relating to the operation of the Business and Seller's tax returns;

          (c) Rights to tax refunds or claims under or proceeds of insurance policies related to Seller's ownership or operation of the Business or the Assets prior to the Closing Date;

          (d) Deposits and prepaid expenses, other than any security deposit and/or prepaid rent under any Leases; and

          (e) The security video system at the Premises.

     1.3. No Assumption of Liabilities. Buyer does not assume nor shall be deemed to have assumed and shall not be responsible for any liability of Seller, and Seller shall remain fully liable therefore.

2. PURCHASE PRICE - PAYMENT

     2.1. Purchase Price. Subject to the terms and conditions hereof, and as consideration for the purchase and sale of the Assets as herein contemplated, Buyer shall pay for the Assets as follows:

          (a) Buyer will purchase the packaging/shipping inventory and supplies purchased pursuant to Section 1.1(a) at Seller's cost, which is estimated to be Eighteen Thousand One Hundred Forty Eight Dollars ($18,148), subject to Section
3.5 below;

          (b) Buyer shall pay One Hundred Fifty Thousand Dollars ($150,000), in cash, for all equipment, computer hardware and software systems and other assets, and for the building and leasehold improvements, purchased pursuant to Sections 1.1(b) and 1.1(f);

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          (c) Buyer shall pay One Thousand Dollars ($1,000) for Seller's customer lists, accounts and business intangibles, including the name "Craig & Hamilton" purchased pursuant to Section 1.1(c);

          (d) Buyer will purchase the Accounts Receivable purchased pursuant to
Section 1.1(d) at their full value as of the Closing, subject to Section 3.5 below; and

          (e) Buyer will purchase the inventory purchased pursuant to Section 1.1(e) at Seller's cost, less all rebates, shelters and vendor allowances, all as determined in accordance with GAAP, and subject to Section 3.5 below.

     2.2. Payment of Purchase Price. The purchase price shall be payable by wire transfer of immediately available funds pursuant to Seller's written instructions which shall be delivered at least twenty-four (24) hours prior to the Closing, or at least twenty-four (24) hours prior to the dates for post-Closing payments as described in Section 3.5.

     2.3. Assumed Obligations. As of the Closing Date, Buyer shall assume the following leases pursuant to the form of Assignment and Assumption of Lease to be executed at Closing (collectively, the "Assumed Obligations"):

          (a) The lease (the "Premises Lease") with Patrick D. Craig, as landlord, for the Premises together with the month to month oral lease for the "Foremost Building;" and

          (b) The lease (the "Ryder Lease") with Ryder Truck Rental, Inc. ("Ryder") for all trucks currently used in Seller's operations.

     2.4. Allocation of Purchase Price. The purchase price shall be allocated among the various assets acquired by Buyer as set forth in Section 2.1 above. Such allocation shall be conclusive and binding on the parties for all purposes, including, but not limited to, reporting and disclosure requirements under section 1060 of the Internal Code, and any other federal, state, local or foreign tax and other provisions. The parties agree to prepare and timely file a US Treasury form 8594 reflecting the allocation of the Purchase Price in accordance with such allocation.

     2.5. Transfer Taxes. Seller and Buyer each shall be liable for and will pay one-half (1/2) of all conveyance, sales, use and other similar taxes, charges and fees which become payable in connection with the sale of the Assets, and Seller shall timely file all tax returns in respect thereof. Notwithstanding the foregoing, Buyer's liability under this Section 2.5 shall not exceed $10,000.

3. ESCROW, CLOSING

     3.1. Opening of Escrow. Within one (1) business day after the execution of this Agreement, the parties shall open an escrow (the "Escrow") with Commerce Escrow Company (the "Escrow Holder"), at 1545 Wilshire Blvd., Suite 600, Los Angeles, California 90017. The Escrow shall be deemed opened when the parties have given Escrow Holder an executed copy of this Agreement. This Agreement shall serve as escrow instructions to Escrow Holder, and the parties shall execute such additional instructions as Escrow Holder may reasonably require,

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provided that such instructions do not change the terms of this Agreement but merely offer protection for Escrow Holder. Any additional instructions shall provide that this Agreement shall prevail in case of any inconsistency between it and the additional instructions.

     3.2. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Foley & Lardner, 2029 Century Park East, Suite 3500, Los Angeles, California 90067 on Monday, September 15, 2003, but in any event no later than September 19, 2003 (the "Closing Date").

     3.3. Pre-Closing Deliveries. On or before September 11, 2003, the Parties shall deposit the funds and documents described below into Escrow. All funds to be deposited in Escrow shall be by wire transfer or cashier's check drawn on and payable through a California bank. All documents shall be duly executed by authorized signatories and, when customary or necessary for recordation, properly acknowledged.

          (a) Seller. Seller shall deposit the following ("Seller's Closing Materials"), all in form acceptable to Buyer:

               (1) A bill of sale (the "Bill of Sale") executed by Seller transferring title to the Assets to Buyer;

               (2) A general assignment (the "General Assignment") executed by Seller assigning to Buyer all rights in connection with the Assets conveyed hereby, including but not limited to the name "Craig & Hamilton;"

               (3) An assignment of lease (the "Premises Assignment") executed by Seller, assigning to Buyer all of Seller's right, title and interest under the Premises Lease;

               (4) An assignment of lease (the "Ryder Assignment") executed by Seller assigning to Buyer all of Seller's right, title and interest under the Ryder Lease;

               (5) An estoppel certificate from the landlord under the Premises Lease;

               (6) A non-foreign certification executed by Seller under penalty of perjury, certifying that Seller is not a "foreign person" under Section 1445 of the Internal Revenue Code of 1986, as amended, and any regulation thereunder;

               (7) Any other documents which require Seller's signature; and

               (8) A resolution or other appropriate documentation authorizing the sale of the Assets.

          (b) Buyer. Buyer shall deposit the following ("Buyer's Closing Materials"), all in form acceptable to Seller:

               (1) Funds in the amount of $1,909,633.24, representing the amounts payable to Seller pursuant to Sections 2.1(a), (b) and (c), seventy-five percent (75%) of the

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accounts receivable amounts listed on Schedule 1.1(d), and sixty-five percent
(65%) of the inventory amounts listed on Schedule 1.1(e), together with additional funds in the amount necessary to pay Buyer's share of closing costs and prorations;

               (2) Assumptions of the General Assignment, the Premises Assignment and the Ryder Assignment;

               (3) Any other documents which require Buyer's signature; and

               (4) A resolution or other appropriate documentation authorizing the purchase of the Assets.

     3.4. Close of Escrow.

          (a) Except as provided in Section 3.5, Escrow shall close on or before the Closing Date. When all documents and funds have been deposited with Escrow Holder, Escrow Holder shall immediately close Escrow as provided for below. The failure of Seller or Buyer to be in a position to close Escrow by the Closing Date for any reason other than the failure of a condition precedent set forth in Articles 7 or 8 shall constitute a default hereunder. If Escrow Holder is not in a position to close Escrow on the Closing Date, it shall close as soon thereafter as possible unless, prior to Closing, it receives notice from either Party directing it not to close. Notwithstanding the foregoing, if Escrow has not closed on or before September 30, 2003, then this Agreement and the Escrow automatically shall terminate and Escrow Holder is directed, without any further notice from the Parties, to return to each of the Parties the funds and documents previously deposited in Escrow by such Parties. The Closing shall occur when Escrow Holder performs all of the acts listed in the following subsection.

          (b) Procedure. Escrow Holder shall close Escrow as follows:

               (1) Pay the purchase price to Seller (except for the amounts payable pursuant to Section 3.5 below), reduced by Seller's share of closing costs and prorations;

               (2) Deliver the Bill of Sale, the General Assignment, the Premises Assignment, and the Ryder Assignment to Seller and Buyer;

               (3) Deliver the remainder of Seller's Closing Materials to Buyer;

               (4) Forward to Seller and Buyer an accounting of all funds received and disbursed for each party and copies of all executed and recorded or filed documents, with the recording or filing date shown thereon.

          (c) Prorations. Buyer and Seller shall pay their own attorneys' fees in connection with this transaction, and each shall pay one-half (1/2) of all Escrow fees. Rent, taxes, assessments and utility charges shall be prorated as of the Closing Date pursuant to instructions given by Seller and Buyer to Escrow Holder. Buyer shall obtain its own insurance for the Assets and Seller's insurance premiums shall not be prorated. In the event of default, the defaulting party shall pay all escrow cancellation fees.

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     3.5. Post-Closing Distributions.

          (a) As soon as practicable after the Closing Date, the Parties will determine the value of the inventory as of the Closing Date based on a physical inventory priced at cost. On or before September 29, 2003, Buyer shall deposit in Escrow an amount (provided it is a positive amount) equal to the difference of (i) the value of the inventory as of the Closing, determined as described above, over (ii) sixty-five percent (65%) of the value of the inventory as of August 10, 2003. The additional amount (provided it is a positive amount) determined pursuant to this Section 3.5(a) promptly will be distributed to Seller by Escrow Holder. If the amount determined pursuant to this Section 3.5(a) is a negative amount, then Seller shall pay same to Buyer.

          (b) As soon as practicable after the Closing Date, the Parties will determine the value of the packing/shipping inventory and supplies described in
Section 1.1(a) as of the Closing Date on the basis of Seller's cost. On or before September 29, 2003, Buyer shall deposit in Escrow an amount (provided it is a positive amount) equal to the difference of (i) the value of the packing/shipping inventory and supplies as of the Closing, determined as described above, over (ii) Eighteen Thousand One Hundred Forty Eight Dollars ($18,148). The additional amount (provided it is a positive amount) determined pursuant to this Section 3.5(b) promptly will be distributed to Seller by Escrow Holder. If the amount determined pursuant to this Section 3.5(b) is a negative amount, then Seller shall pay same to Buyer.

          (c) As soon as practicable after the Closing Date, the Parties will determine the value of the accounts receivable as of the Closing Date on a basis consistent with that utilized in determining accounts receivable amounts for
Schedule 1.1(d). Provided that contrary instructions are not received from the customer, Buyer agrees that all collections will be applied to the oldest invoices first in all instances. On or before September 29, 2003, Buyer shall deposit in Escrow an amount (provided it is a positive amount) equal to the difference of (x) ninety-five percent (95%) of the value of the accounts receivable as of the Closing, determined as described above, over (y) seventy-five percent (75%) of the value of the accounts receivable as of August 10, 2003. The additional amount determined pursuant to this Section 3.5(c) promptly will be distributed to Seller by Escrow Holder. If the amount determined pursuant to this Section 3.5(c) is a negative amount, then Seller shall pay same to Buyer. The balance of the accounts receivable, if any, will be paid to Seller as provided in Section 3.5(d) below.

          (d) Ninety (90) days after the Closing Date, the Parties will review the accounts receivable which existed as of the Closing Date. If by that date Buyer has collected an amount greater than ninety-five percent (95%) of the accounts receivable that existed at the Closing Date, then the amount by which such collections exceeds such ninety-five percent (95%) amount shall be paid to Seller by Buyer. Buyer also agrees to provide service and collection efforts consistent with those efforts historically provided by Buyer.

4. REPRESENTATIONS AND WARRANTIES OF SELLER AND STORES

          Seller and Stores, jointly and severally, make the following representations and warranties to Buyer, each of which shall be true and correct at the execution of this Agreement and as of the Closing and all of which shall survive the Closing:

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     4.1. Corporate.

          (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to do business as a foreign corporation in all jurisdictions where necessary for the conduct of its business, except where the failure to be so qualified would not have a material adverse effect on the financial condition or operations of Seller (a "Material Adverse Effect").

          (b) Corporate Power. Seller has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Seller, and to carry out the transactions contemplated hereby and thereby.

     4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seller. No other corporate act or proceeding on the part of Seller, its shareholders, or any of Seller's affiliates is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms. Except as disclosed in Schedule 4.2, the execution, delivery, and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, does not require any action by, consent, waiver, approval, authorization, exemption or permit of, or notification to, any third party, including any governmental or regulatory authority, body, agency, commission, department or instrumentality of any type, whether federal, state or otherwise (together, "Governmental Entity"), which has not been previously obtained or made.

     4.3. No Conflict. Except as disclosed in Schedule 4.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein, does not conflict with or violate any provision of, result in any breach or default of, or give rise to any right of termination, cancellation or acceleration under: (i) any judgment, writ, order, injunction, decree, or Laws applicable to Seller; (ii) the Articles of Incorporation or Bylaws of Seller; or (iii) any note, mortgage, lien, indenture, any evidence of indebtedness or security therefore, lease, contract, license, purchase or other commitment or any other agreement to which Seller is a party or by which Seller is bound, and has not resulted in and, to Seller's knowledge, will not result in the creation or imposition of any lien, claim, or encumbrance of any kind whatsoever in favor of any third party on any of Seller's assets.

     4.4. Title. Except as set forth in Schedule 4.4 Seller has good and valid title to its property and assets, and good title to all of its leasehold interests, in each case subject to no lien, other than the lien of current property taxes not yet due and payable.

     4.5. Compliance With Laws. Except as disclosed in Schedule 4.5, to Seller's knowledge, during all relevant times, Seller has complied with, and Seller is in compliance with, all material federal, state, and local laws, ordinances, orders, rules and regulations (collectively

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"Laws") applicable to Seller or the Business. To Seller's knowledge, Seller has not received notice of any past or continuing violation or alleged violation of any Laws by Seller. To Seller's knowledge, all applicable reports, returns, and other filings required by Law to be filed by Seller with any Governmental Entity in connection with the Business have been filed, were in compliance with all material Laws, and were accurate and complete when filed. To Seller's knowledge, Seller has at all times had all material licenses, permits, approvals, appointments, authorizations and consents of all Governmental Entities and any other third party required for the conduct of the Business.

     4.6. Recent Events. Except as disclosed in Schedule 4.6 or as required by other provisions of this Agreement, since January 1, 2003, Seller has not:

          (a) made any material change in its business policies and practices;

          (b) become subject to any order by a Governmental Entity imposing restrictions on its activities or requiring the posting of any additional deposits or otherwise;

          (c) incurred or sustained any debt, damage, destruction or loss which has had a Material Adverse Effect;

          (d) amended, modified, canceled or terminated any contract, agreement or license to which Seller is a party, which action would result in or have a Material Adverse Effect;

          (e) made any waiver of any rights of material value or any cancellation of any material claims, debts or accounts receivable owing to Seller;

          (f) reduced or deferred making any of its usual efforts to maintain the Business; or

          (g) otherwise suffered or incurred any Material Adverse Effect or any change, which would result in or have a Material Adverse Effect on Seller taken as a whole.

     4.7. Tax Matters. All federal, state, county, local and other tax returns or reports of any kind required to be filed by or on behalf of Seller have been timely filed and when filed were, to Seller's knowledge, true and correct in all respects, and the taxes shown as due thereon were paid or adequately accrued. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to employees of Seller. To Seller's knowledge, Seller has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency related to Seller, which has not been paid, nor any objection to any return or report filed by or on behalf of Seller, nor has any taxing authority filed a lien against the Shares or any assets of Seller.

     4.8. Insurance. Seller has been continuously covered since such time as the Assets were acquired by Seller by insurance in scope and amount customary and reasonable for the Business. All such coverage has been and is provided by reputable insurers, all premiums due under such policies have been paid, and all such policies providing coverage to Seller are in full force and effect and provide coverage on an "occurrence basis."

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     4.9. No Litigation. Except as disclosed in Schedule 4.9, there is no action, suit, arbitration, proceeding, investigation or inquiry pending or, to Seller's knowledge, threatened, (whether civil, criminal or administrative) against Seller, its directors or officers (in such capacity), its Business or any of its Assets, nor does Seller know, or have grounds to know, of any basis for any such proceedings, investigations or inquiries.

     4.10. Other Sale Arrangement. Except for the pending transaction with Sysco Corporation, Seller is not obligated, contingently or otherwise, to sell all or substantially all of its assets or any shares of capital stock of Seller to any person(s) or entity(ies), except to Buyer pursuant to this Agreement.

     4.11. No Brokers or Finders. Neither Seller nor any directors, officers, employees, or agents of Seller have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

     4.12. Leases. Schedule 4.12 sets forth a complete and accurate list of all real property Leases to which Seller is a party. Schedule 4.12 lists the location of all of the leased premises (the "Leased Premises"), the dates of the Leases and any and all amendments thereto, and sets forth the address of the property, name of the landlord, term of the lease, monthly rent and a description of any adjustment methodology and the times applicable, the number and length of any options to extend or renew, and whether there is an option to purchase and the purchase price therefore with respect to any lease. Each of the Leases is valid, binding and enforceable against Seller in accordance with its terms and is in full force and effect; there are no existing defaults on the part of Seller or any other party under any Lease; and each such Lease will, subject to obtaining any consent listed in Schedule 4.12, continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer. Seller's interest in each of the Leases is free and clear of all liens. Seller has not granted to any Person any right to the possession, use, occupancy or enjoyment of the Leased Premises; and Seller lawfully maintains actual and exclusive possession of all portions of the Leased Premises. To the best knowledge of Seller, there is not now pending or contemplated any reassessment on real estate taxes or otherwise of any parcel included in the Leased Premises which would result in an increase of the rent, additional rent or other sums and charges payable by Seller under any Lease or pertaining to any Leased Premises. Seller has not received notice of any breach or violation of any covenant, condition, restriction, right of way or easement, or any condemnation or eminent domain proceeding affecting the Leased Premises or any part thereof.

     To the best knowledge of Seller, all buildings, structures and other improvements included within the Leased Premises, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair for their type and age, normal wear and tear excepted. To the best knowledge of Seller, the water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Premises are sufficient to enable the Leased Premises to continue to be used and operated in the manner currently being used and operated.

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     4.13 Contracts and Other Documents. Schedule 4.13 sets forth a list of all contracts to which Seller is a party (other than real property Leases, which are described in Schedule 4.12) which include: (i) contracts providing for payment or receipt of more than $5,000; (ii) contracts granting, or consenting to the existence of, any Lien on or in any of the Assets in favor of any Person; (iii) contracts relating to the borrowing of money or the incurrence of any indebtedness for borrowed money, or the issuance of any letter of credit, or the guaranty of another person's indebtedness, or contracts of suretyship or relating to the repurchase of any goods or assets of any other person; (iv) contracts granting to any person a right of first refusal, first offer, option or similar preferential right to purchase or acquire any of its properties, assets or securities; (v) contracts limiting, restricting or prohibiting Seller from conducting any business anywhere in the United States of America or elsewhere in the world; (vi) joint venture or partnership agreements or other similar contracts; (vii) contracts of employment or for the retention of consultants or advisors or the furnishing of similar services by any third party; (viii) contracts which indemnify any other person or which are in the nature of a severance agreement or which would otherwise entitle any person not a party to this Agreement to receive a payment based upon the consummation of the transactions contemplated hereby; or (ix) any other contract which is material to the operation of Seller or any of the Assets (the foregoing contracts referred to as "Material Contracts"). No default by Seller or any other party exists, or has been claimed or alleged by any Person, with respect to any Material Contract, and to the best knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a default under any Material Contract. No consent, approval, claim, authorization or waiver from, or notice to, any Governmental Entity or other person is required in order to maintain in full force and effect any of the Material Contracts to which Seller is a party. Consents for assignment of all Material Contracts have been obtained, or by the Closing Date shall have been obtained, by Seller, and copies thereof will be delivered to Buyer at the Closing.

     4.14 Labor Difficulties. Except as set forth in Schedule 4.9, (i) Seller is not a party to any contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Seller, threatened against Seller; (iii) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past five years and, to the knowledge of Seller, no such labor strike, slow down, work stoppage or similar labor controversy is threatened; (iv) no representation question has been raised respecting any of Seller's employees, nor are there any organizing activities or campaigns being conducted to solicit authorization from Seller's employees to be represented by any labor organization and no such activity or campaign is threatened; (v) no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any Governmental Authority is pending or, to the knowledge of Seller, threatened against Seller; (vi) Seller is not a party to, or otherwise bound by, any judgment, decree, injunction, rule or order relating to its employees or employment practices; (vii) except with respect to ongoing disputes of a routine nature involving immaterial amounts, Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees; and (viii) Seller is in compliance with all material Laws affecting employment and employment practices.

     4.15 Employees. Schedule 4.15 contains a true and complete list, by category, of all full-time employees, part-time employees and other employees and consultants of Seller,

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including any contracts or agreements relating thereto, and a description of the rate and nature of all compensation payable by Seller to, and the amount of vacation, sick days, personal days and other leave accrued by, each such employee. Buyer has been provided with access to true and complete (i) copies of all standard forms of employee trade secret, non-compete, non-disclosure and invention assignment agreements, together with a list of all agreements that deviate therefrom and a description of such deviation, and (ii) descriptions of all existing severance, accrued vacation or other leave policies or retiree benefits of any such employee or consultant. The employment or consulting arrangement of all such persons is, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by Seller. No current or former employee of Seller is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act. There are no bonuses, profit sharing, incentives, commissions or other compensation of any kind, including, without limitation, severance benefits, and accrued vacation time or pay, due to or expected by present or former employees of Seller in excess of $50,000 in the aggregate.

     4.16 Licenses and Permits. Seller has obtained, has fully paid for, and has, in full force and effect, all Licenses and Permits, which Licenses and Permits are set forth in Schedule 4.16. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the revocation, cancellation, suspension, modification, or limitation of any such Licenses and Permits and will not give to any person any right to revoke, cancel, suspend, modify, or limit any such Licenses and Permits. To the best knowledge of Seller, there is no fact or event which is likely to prevent the renewal of any of the Licenses and Permits under existing Law or which, with the passage of time or the giving of notice or both, is likely to constitute a violation of the terms of any of the Licenses and Permits or of any applications or agreements made in connection therewith.

     4.17 Accounts Receivable. All of the accounts receivable of Seller described in Section 1.1(d) and all accounts receivable to be transferred to Buyer at the Closing arose from bona fide transactions in the ordinary course of business of Seller, have not been discounted, are fully collectible as and when due (subject to any reserve with respect to such accounts receivable), and no counterclaim or right of set-off has been asserted with respect thereto.
Schedule 1.1(d) accurately sets forth the amounts of such accounts receivable in existence as of the date(s) mentioned.

     4.18 Inventory. All of the inventory of Seller described in Section 1.1(e) and all inventory to be transferred to Buyer at the Closing arose from bona fide transactions in the ordinary course of business of Seller. All such inventory is in good condition and suitable for its intended use.

     4.19 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.19, since January 1, 2003, Seller has incurred no liabilities other than those incurred in the ordinary course of business and consistent with past practice, and there is no liability (individually or in the aggregate) of Seller which could have a Material Adverse Effect that Seller has not disclosed in writing to Buyer.

     4.20 Transferred Assets; Ownership of Assets and Rights. The portion of the Assets constituting tangible or fixed property or assets, taken as a whole, or individually, as to any piece of equipment currently valued at more than $1,000, are in good working order and repair for equipment of like type and age, reasonable wear and tear excepted. No capital expenditures in excess of $5,000 are contemplated by Seller for the current fiscal quarter ending September 30, 2003. To the best knowledge of the Seller, there are no facts which would prevent Buyer after the Closing from using the Sellers' assets to carry on the Business in substantially the same manner as the Sellers have prior to the Closing Date; provided, however, that this representation shall not extend to any fact relating to the status, business, condition or identity of Buyer.

     4.21 Delivery of Documents. Seller has heretofore delivered or made available to Buyer or its advisors true, correct and complete copies of all documents, instruments, agreements and records which are referred to in this
Article 4.

     4.22 Compliance with Environmental Laws. To the best knowledge of Seller, the Premises are not, and as of the Closing shall not be, in violation of any Environmental Law, as defined below, and do not contain Hazardous Materials, as defined below. During the time in which Seller leased the Premises, neither Seller nor, to the best knowledge of Seller, any third party, used, generated, stored, or disposed of, on, under or about the Premises, or transported to or from it, any Hazardous Materials. Except as provided in Schedule 4.22, Seller has received no notice from any Governmental Entity of any investigation or proceeding by such agency concerning the presence or alleged presence of Hazardous Materials on the Premises. The term "Environmental Law" shall include any federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene, waste disposal or the environment, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1986, the Resource Conservation and Recovery Act of 1976, the Federal Clean Air Act, the Federal Water Pollution Control Act and Federal Clean Water Act of 1977, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Pesticide Act of 1978, the Federal Toxic Substances Control Act, the Federal Safe Drinking Water Act, the Hazardous Materials Transportation Act, the California health and safety statutes, and regulations adopted and publications promulgated pursuant to such laws. The term "Hazardous Materials" shall include oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Law, including without limitation, any materials defined as "Hazardous Substances," "Hazardous Materials," "Toxic Substances," "Hazardous Waste," or "Solid Waste," thereunder, or any materials not specifically so classified or defined, but which constitute a material which gives rise to the requirement under any Environmental Law that notice be given to parties regarding its presence or that removal, clean up or other remedial action be taken with respect to its presence.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     5.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

     5.2. Authority; No Violation. Buyer has the requisite right, power and authority to execute, deliver, and perform Buyer's obligations under this Agreement. Upon the execution and delivery by Buyer of this Agreement, this Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution, delivery, and performance by Buyer of this Agreement, nor the consummation of the transactions contemplated by this Agreement will: (i) violate any of Buyer's organizational documents; (ii) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any contract, license, or permit to which Buyer is a party or by which it is bound; (iii) require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Entity, or other person or entity under, the provisions of any legal requirement or any contract or permit to which it is subject, bound, or affected; or (iv) violate or require any consent or notice under any legal requirement or other restriction of any Governmental Entity to which it is subject, bound, or affected.

     5.3. Certain Proceedings. There is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement. To Buyer's knowledge, no such proceeding has been threatened.

     5.4. No Brokers or Finders. Neither Buyer nor any directors, officers, employees, or agents of Buyer have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

6. ADDITIONAL AGREEMENTS/COVENANTS

     6.1. Access to Information. Between the date hereof and the earlier of the Closing Date or any date of termination of this Agreement, to the extent permitted by law, Seller shall afford to the officers and authorized employees, representatives and agents of Buyer full and reasonable access to and the right to perform customary due diligence and inspect the properties, books and records of Seller relating to the Assets, the Assumed Obligations and the Business. Buyer's right of access and inspection shall be exercised in such a manner as not to unreasonably interfere with the operation of Seller's Business.

     6.2. Affirmative Covenants. From the date hereof until the earlier of the Closing Date or the date of termination of this Agreement, Seller covenants and agrees that it shall:

          (a) operate the Business only in the usual and ordinary course of business;

          (b) use reasonable commercial efforts to preserve intact the Business and the Assets, except for normal depreciation and wear and tear;

          (c) maintain the inventory at usual and customary levels;

          (d) use reasonable commercial efforts to perform in all material respects all obligations under existing contracts;

          (e) keep in full force and effect present insurance policies or other comparable insurance coverage relating to the Business;

          (f) keep intact the current business organization of the Business; and

          (g) notify the Buyer of any known event or circumstance which Seller believes is reasonably likely to have a Material Adverse Effect on the Business or the Assets or would cause or constitute a breach of any Parties' representations, warranties or covenants contained herein.

     6.3. Negative Covenants. From the date hereof, until the earlier of the Closing Date or the termination date of this Agreement, Seller covenants and agrees that it will not do or agree to do any of the following:

          (a) take any action which would have a Material Adverse Effect on the ability of any Party hereto to perform its covenants and agreements under this Agreement;

          (b) sell, purchase or acquire any assets or properties, whether real or personal, tangible or intangible, or sell, dispose of, encumber, or hypothecate any assets or properties, whether real or personal, tangible or intangible, related to the Business, other than in the ordinary course of business and other than the pending transaction with Sysco Corporation (which Seller and Parent covenant will not in any way interfere with or impair the transactions contemplated under this Agreement or Buyer's quiet enjoyment of the Assets);

          (c) grant any increase in compensation, bonuses, or benefits to any employees;

          (d) modify, amend or terminate any existing contract;

          (e) enter into any new contract or commitment which has a value in excess of Five Thousand Dollars ($5,000), other than in the ordinary course of business; or

          (f) hire any additional employees.

     6.4. Cooperation of the Parties. Seller shall maintain phone lines, existing contracts and other services in full force and effect until these services can be transferred to Buyer, and in exchange therefore Buyer shall reimburse Seller for Seller's actual costs incurred in connection with maintaining such phone lines, contracts and services. Seller also agrees to make the information contained in Seller's business and financial records available to Buyer, at reasonable times and upon reasonable advance notice, for any reasonable purpose related to the Assets and the operation of the Business. Buyer and Seller will take any and all reasonable action, before and after Closing, necessary to effectuate the sale of the Assets to Buyer.

     6.5 Further Assurance. After the Closing, each of the parties hereto shall execute such documents and other instruments and perform such further acts as may be required or reasonably requested by any other party hereto to carry out the provisions hereof and the transactions contemplated hereby including, without limitation, vesting in Buyer good and marketable title to the Assets free and clear of any and all liens. Seller also shall provide Buyer with access to Seller's AS400 Server in Stockton, California from the Closing Date up to and including November 30, 2003 at no charge for the sole purpose of providing Buyer with a data link for the Aspen Software System. Buyer will provide Seller access to Buyer's systems for the purpose of monitoring accounts receivable during the ninety (90) day period set forth in Section 3.5(d). After the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat (of which any of them has knowledge) against Seller of any claim, action, suit or other proceeding that relates to or might reasonably be expected to affect Buyer, Seller or the Assets.

     6.6 Obtaining Consents. The parties hereto recognize that nothing in this Agreement shall be construed as an attempt to assign to Buyer any Asset that, as a matter of law or by the terms of the applicable contract (if such Asset is rights in a contract), is not assignable without the consent of a third party, and unless and until assigned to Buyer, any such Asset shall be held by Seller in trust for the benefit of Buyer as of the Closing Date. Seller shall, at the request and under the direction of Buyer, take all commercially reasonable actions and do or cause to be done all commercially reasonable things as are necessary or proper in order that the obligations of Seller relating to any such Asset may be performed by Buyer in a manner that would enable Buyer to preserve and benefit from the value of such Asset.

     6.7 Payments Received. Seller and Stores, jointly and severally, will hold for the benefit of Buyer and will promptly transfer and deliver to Buyer, from time to time as and when received by any of them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which relates to any of the Assets prior to the Closing including, without limitation, any accounts receivable. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of the Assets or the operations of Seller prior to the Closing and Seller hereby designates and appoints (which designation and appointment is irrevocable and coupled with an interest) Buyer as its attorney-in-fact, in the name, place and stead of Seller, for such purposes.

     6.8 Agreements Relating to Leased Real Property. Seller shall cooperate with Buyer and take all reasonable actions necessary to obtain and deliver to Buyer at the Closing a current estoppel certificate from the landlord under each Lease ("Landlord Estoppel Certificate") in form and content reasonably acceptable to Seller and Buyer.

     6.9 Employees. Seller shall terminate the employment of all of its employees in the Business listed on Schedule 4.15 on or before the Closing Date.

     6.10 Covenant Not to Compete. In order to induce Buyer to enter into and perform this Agreement, Seller and Stores agree that with respect to Seller and Stores, for a period of two (2) years beginning on the Closing Date (in each case, the "Restricted Period"), they shall not, without the prior written consent of Buyer, for their own account or jointly or in combination with another person, directly or indirectly, for or on behalf of any person, as principal, agent or otherwise: (i) engage in the meat or seafood processing or foodservice distribution businesses in northern California; (ii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Seller at the Closing Date to leave such employment, whether or not such employment is pursuant to a written contract or otherwise, or (iii) induce or influence any customer, supplier or any other person or entity who had a business relationship with Seller prior to the Closing, or that has a business relationship with Buyer, or any of their respective subsidiaries or affiliates, whether before or after the Closing Date, to terminate such relationship or to discontinue or reduce the extent of its relationship with Buyer, or any of their respective subsidiaries or affiliates. Nothing contained in this Section 6.10 shall affect Stores' right and ability to operate its retail stores in the manner in which it historically has operated such stores.

     6.11 Bulk Sales. Buyer hereby waives compliance by the Seller with the provisions of any applicable state bulk transfer statutes. Seller and Stores hereby, jointly and severally, covenant and agree to indemnify and hold Buyer harmless from and against any and all claims of Seller's creditors or others asserted against Buyer resulting from such noncompliance.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

     Buyer's obligation to close the transactions contemplated in this Agreement shall be subject to the satisfaction by Seller or waiver by Buyer prior to or at Closing of each of the following conditions:

     7.1. Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its covenants, agreements, and obligations under this Agreement which are to be performed or complied with by it prior to or on Closing, including the delivery of Closing documents specified in Section 3.3(a).

     7.2. Consents and Approvals. Any approvals, consents, and waivers necessary to effect the transactions contemplated under this Agreement shall have been received, and executed counterparts thereof shall have been delivered to Buyer at Closing, and such approvals shall: (i) be in full force and effect and (ii) not modify the terms and conditions of this Agreement in any material respect or have a Material Adverse Effect on Buyer or Seller or the ability of any of the Parties to consummate the transactions contemplated under this Agreement.

     7.3 No Litigation/No Changes. There is no pending or threatened litigation against or affecting any of the Parties or their respective assets, properties or businesses which would have a Material Adverse Effect on the ability of the affected Party to consummate the transactions contemplated under this Agreement or which would have a Material Adverse Effect on any of the Parties if such transactions are consummated. With the exception of any changes which may be caused by the transaction with Sysco Corporation, there shall have been no change in the Business that would have a Material Adverse Effect on the business, operations, financial condition or assets of Seller between the date of this Agreement and the Closing Date.

     7.4 No Injunction. There is not in effect any legal requirement or any injunction or other order that prohibits the purchase of the Assets by Buyer from Seller.

8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

     Seller's obligation to close the transactions contemplated by this Agreement shall be subject to the satisfaction by Buyer or waiver by Seller prior to or at Closing of the following conditions:

     8.1. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its covenants, agreements, and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on Closing, including the delivery of Closing documents specified in
Section 3.3(b) and payment of the purchase price.

     8.2. Consents and Approvals. Any approvals, consents, and waivers necessary to effect the transactions contemplated under this Agreement shall have been received, and executed counterparts thereof shall have been delivered to Seller at Closing, and such approvals shall: (i) be in full force and effect, and (ii) not modify the terms and conditions of this Agreement in any material respect or have a Material Adverse Effect on Seller or the ability of any of the Parties to consummate the transactions contemplated under this Agreement.

     8.3. No Litigation. There is no pending or threatened litigation against or affecting any of the Parties or their respective assets, properties or businesses which would have a Material Adverse Effect on the ability of the affected Party to consummate the transactions contemplated under this Agreement or which would have a Material Adverse Effect on any of the Parties if such transactions are consummated.

     8.4. No Injunction. There is not in effect any legal requirement or any injunction or other order that prohibits the sale of the Assets from Seller to Buyer.

9. INDEMNIFICATION

     9.1. Indemnification of Seller. Subject to the terms and conditions of this
Article 9, Buyer shall, upon demand by Seller, indemnify, defend, and hold Seller, Stores and their respective directors, officers, employees and agents (collectively, "Seller's Indemnitees") harmless against and in respect of any and all claims, demands, actions, proceedings, liabilities, losses, damages, fines and penalties, costs or expenses, including attorneys' fees, disbursements and court costs (collectively, "Reimbursable Liabilities"), made or instituted against or incurred by any of Seller's Indemnitees and which arise, either directly or indirectly, out of or are related to: (i) any failure to comply with or breach of any of the covenants, obligations or agreements of Buyer set forth in this Agreement or (ii) the inaccuracy, misrepresentation or omission of any representation or warranty made by Buyer in or pursuant to this Agreement.

     9.2. Indemnification of Buyer. Subject to the terms and conditions of this
Article 9, Seller and Stores, jointly and severally, hereby indemnify, defend, and hold Buyer and its affiliates, and their respective directors, officers, employees, and agents (collectively, "Buyer's Indemnitees") harmless against and in respect of any Reimbursable Liabilities, made or instituted against or incurred by any of Buyer's Indemnitees and which arise, either directly or indirectly, out of or are related to: (i) any failure to comply with or breach of any of the covenants, obligations or agreements of Seller or Stores set forth in this Agreement, or (ii) the inaccuracy, misrepresentation or omission of any representation or warranty made by Seller or Stores in or pursuant to this Agreement, (iii) any liability (other than for rent while Buyer occupies the premises) under the oral lease for the Foremost Building as described in Section 2.3(a), (iv) any liability, as successor employer or otherwise, with respect to any claims made, under ERISA, the Internal Revenue Code, or otherwise, in connection with any disability, relocation, child care, educational assistance, deferred compensation, pension, retirement, profit sharing, 401(k), thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria or other contribution, benefit or plan of any kind whatsoever, or (v) any liability with respect to the claims set forth on Schedule 4.9.

     9.3. Limitations on Indemnification.

          (a) Time Limitation. The indemnification obligations of Buyer, Seller and Stores under this Article 9 for breach of a representation or warranty shall survive the Closing until the second anniversary of the Closing Date ("Termination Date"), and shall immediately thereafter terminate and expire, except with respect to any indemnification obligation that arises under or relates to any indemnification demand made in writing prior to the Termination Date, or with respect to any indemnification obligation arising as a result of the breach of any representation, warranty or covenant contained in Sections 4.7, 4.22, 9.2(iv) or 9.2(v) hereof, as to which any indemnification obligation shall survive until expiration of any statutes of limitation applicable to such claims.

          (b) Amount Limitations. The indemnification obligations of Buyer and Seller under this Article 9 for breach of a representation or warranty shall be effective only after the aggregate of Reimbursable Liabilities to Seller's Indemnitees or Buyer's Indemnitees, respectively, exceeds Ten Thousand Dollars and no/100s ($10,000.00) (computed without regard to any materiality qualifier), in which case the full amount of such Reimbursable Liabilities in excess thereof shall be payable up to and including Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that there shall be no maximum limit of Reimbursable Liabilities arising as a result of the breach of any representation, warranty or covenant contained in Sections 4.1, 4.2, 4.3, 4.4, 4.7, 4.9, 4.22, 6.10, 6.11, 9.2(iv) and 9.2(v) hereof, or with respect to the claims set forth on Schedule 4.9.

10. MISCELLANEOUS

     10.1. Assignment; Parties in Interest.

          (a) Assignment. The rights and obligations of either Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

          (b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     10.2. Law Governing Agreement/Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of California (without giving effect to principles of conflicts of laws) applicable to a contract to be performed in such state. Any action arising, directly or indirectly, out of or related to this Agreement shall only be brought in state or federal court in the State of California and the Parties hereby consent to personal jurisdiction over them in such court, and each Party agrees to comply with all requirements necessary to give such court jurisdiction.

     10.3. Amendment and Modification. This Agreement shall not be amended, modified or supplemented except pursuant to a written instrument signed by the Parties.

     10.4. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (i) personally delivered; (ii) sent by facsimile transmission or other electronic means of transmitting written documents; or (iii) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

          (a)  If to Seller:

                     Port Stockton Food Distributors, Inc.
                     600 Citadel Drive
                     Commerce, CA 90040
                     Attn: Donald G. Alvarado
                     Telephone: (323) 869-7697
                     Facsimile: (323) 869-7862

                  With copy to:

                     Foley & Lardner
                     2029 Century Park East, Suite 3500
                     Los Angeles, CA 90067
                     Attn: Richard W. Lasater II
                     Telephone: (310) 975-7791
                     Facsimile: (310) 557-8475

or to such other person or address as Seller shall furnish to Buyer in writing.

          (b)  If to Buyer:

                     Pacific Fresh Sea Food Company
                     16797 130th Street S.E.
                     Clackamas, OR 97015
                     Attn: James Adamson
                     Telephone: (503) 905-4500
                     Facsimile: (503) 905-4241

                  With copy to:

                     Elliott, Ostrander & Preston
                     707 S.W. Washington St., Suite 1500
                     Portland, OR 97205
                     Attn: Robert Preston
                     Telephone: (503) 224-7112
                     Facsimile: (503) 224-7819
or to such other person or address as Buyer shall furnish to Seller in writing.

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this Section, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     10.5. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, except as set forth in Article 9, each of the Parties shall bear its own expenses and the fees and expenses of its counsel and other agents, brokers and finders, in connection with the transactions contemplated hereby.

     10.6. Entire Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the Parties with respect to the transactions contemplated herein, and there are no agreements, representations or warranties between the parties other than those set forth or provided for herein. This Agreement supercedes all prior understandings or agreements between the Parties on the subject matter hereof.

     10.7. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     10.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.9. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     10.10. Attorneys' Fees. In the event of the brining of any action by either party hereto against the other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

     10.11. Publicity. No public release or announcement concerning the transactions contemplated under this Agreement shall be issued by any Party hereto without the advance consent of the other Party hereto, except as such release or announcement may be required by law, in which case the Party making the release or announcement shall show such release or announcement as soon in advance as is possible to the other Party hereto.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                      PORT STOCKTON FOOD DISTRIBUTORS, INC.,
                                      a California corporation
                                      ("Seller")


                                      By: /s/ Dennis Chiavelli
                                         ---------------------------------------
                                            Its: EVP
                                                --------------------------------


                                      By: /S/ Donald G. Alvarado
                                         ---------------------------------------
                                            Its: SVP & Secretary
                                                --------------------------------


                                      SMART AND FINAL STORES CORPORATION,
                                      a California corporation
                                      ("Stores")


                                      By: /s/ Dennis Chiavelli
                                         ---------------------------------------
                                            Its: EVP
                                                --------------------------------


                                     By: /S/ Donald G. Alvarado
                                         ---------------------------------------
                                            Its: SVP & Secretary
                                                --------------------------------


                                      PACIFIC FRESH SEA FOOD COMPANY,
                                      a California corporation
                                      ("Buyer")


                                      By: /s/ James Adamson
                                         ---------------------------------------
                                            Its: Chief Financial Officer
                                                --------------------------------

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